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                   April 26, 2021

       Kimberly Springsteen-Abbott
       Chief Executive Officer
       Commonwealth Income & Growth Fund IV
       4532 US Highway 19, Suite 200
       New Port Richey, FL 34652

                                                        Re: Commonwealth Income
& Growth Fund IV
                                                            Item 4.01 Form 8-K
                                                            Filed February 5,
2021
                                                            File No. 333-62526

       Dear Ms. Springsteen-Abbott:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                   Sincerely,


                   Division of Corporation Finance

                   Office of Trade & Services